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                                                                   EXHIBIT 10.3

                         HTI ENGINEERING (M) SDN. BHD.
                25-3(TINGKAT2), JALAN 14/22, 46100 PETALING JAYA,
                      SELANGOR DARUL ESHAN, WEST MALAYSIA,
                            TEL: 03-7573210, 7573212
                                 FAX: 03-7573626


Our Ref:  HE/95/1218-shs

August 7, 1995



Zycon Corporation
445 El Camino Real
Santa Clara
California, 95050-4366
U.S.A.

Attention:  Mr. Ron Donati

Dear Sir,

RE:      AGREEMENT BETWEEN OWNER AND CONSTRUCTION MANAGER
         ZYCON CORP. SDN BHD
         HITI ENGINEERING (M) SDN BHD
         -------------------------------------------------------

Enclosed is a copy of the Agreement which has been signed by the Construction Manager, Mr. Felix Tee Yee Loh.

Please do not hesitate to contact us if you require further information.



Your Faithfully,

HITI ENGINEERING (M) SDN BHD



/s/
----------------------------
MR. NG BOON HOCK
Technical Director



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--------------------------------------------------------------------------------

                                    AGREEMENT
                                BETWEEN OWNER AND
                              CONSTRUCTION MANAGER

This Document has important legal and insurance consequences; consultation with an attorney is encouraged with respect to its completion or modification.

--------------------------------------------------------------------------------


AGREEMENT

Made this Third day of August in the year Nineteen Hundred and Ninety Five
(1995)

BETWEEN ZYCON CORPORATION SDN. BHD. the Owner, and HITI ENGINEERING (M) SDN. BHD. the Construction Manager.

For services in connection with the following Project described on Exhibit A hereto which is incorporated by reference.

The Owner and the Construction Manager agree as set forth below:



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                                TABLE OF CONTENTS


ARTICLE 1           The Construction Team and Extent of
                    Agreement...............................................4.

ARTICLE 2           Construction Manager's Services.........................4.

ARTICLE 3           Owner's Responsibilities...............................10.

ARTICLE 4           Trade Contracts........................................11.

ARTICLE 5           Schedule...............................................12.

ARTICLE 6           Guaranteed Maximum Price...............................12.

ARTICLE 7           Construction  Manager's Fee............................13.

ARTICLE 8           Cost of the Project....................................13.

ARTICLE 9           Changes in the Project.................................15.

ARTICLE 10          Bonuses................................................18.

ARTICLE 11          Payments to the Construction Manager.. ................18.

ARTICLE 12          Insurance, Indemnity and Waiver of
                    Subrogation............................................20.

ARTICLE 13          Termination of the Agreement and Owner's
                    Right to Perform Construction Manager's
                    Obligations............................................23.

ARTICLE 14          Assignment and Governing Law...........................25.

ARTICLE 15          Miscellaneous Provisions...............................26.

ARTICLE 16          Arbitration............................................26.


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                                    ARTICLE 1
                                    ---------

                  The Construction Team and Extent of Agreement

     The CONSTRUCTION MANAGER accepts the relationship of trust and confidence established between him and the Owner by this Agreement. He covenants with the Owner to furnish his best skill and judgment and to cooperate with the Owner in furthering the interests of the Owner. He agrees to furnish efficient business administration and superintendence and to use his best efforts to complete the Project in an expeditious and economical manner consistent with the interest of the Owner.

     1.1. THE CONSTRUCTION TEAM. The Construction Manager and the Owner (through Owner's representative) called the "Construction Team" shall work from the beginning of design through construction completion. The Construction manager shall provide leadership to the Construction Team on all matters relating to construction.

     1.2. EXTENT OF AGREEMENT. This Agreement represents the entire agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements. When Drawings and Specifications are completed, they shall be identified by amendment to this Agreement. This Agreement shall not be superseded by any provisions of the documents for construction and may be amended only by written instrument signed by both the Owner and the Construction Manager.

     1.3. DEFINITIONS. The Project is the total construction to be performed under this Agreement, the exhibits hereto, and the Drawings and Specifications and Time Schedule referenced below. The Work is that part of the construction that the Construction Manager is to perform with his own forces or the part of the construction that a particular Trade Contractor is to perform. The term day shall mean calendar day unless specifically designated. "Hard Construction Costs" shall mean the cost items specified in Article 8.2 below. "Soft Construction Costs" shall mean all engineering costs associated with the Project and the commissions and expenses involved in obtaining the Performance Bonds, as defined below, and premiums for insurance required of Construction Manager under
Section 12.2 below.

                                    ARTICLE 2
                                    ---------

                         Construction Manager's Services

     The Construction Manager will perform the following services under this Agreement in each of the two phases described below.

         2.1.     Design Phase.

                  2.1.1. CONSULTATION DURING PROJECT DEVELOPMENT. Schedule and attend regular meetings with the Owner during the development of conceptual and preliminary design to advise on site use and improvements, selection of materials, building systems

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and equipment. Provide recommendations on construction feasibility, availability of materials and labor, time requirements for installation and construction and factors related to cost including costs of alternative designs or materials, preliminary budgets and possible economies.

                  2.1.2. SCHEDULING. Develop with Owner a project Time Schedule that coordinates and integrates the design efforts with construction schedule, including realistic activity sequences and durations, allocation of labor and materials, processing of shop drawings and samples, and delivery of products requiring long lead-time procurement.

                  2.1.3. PROJECT CONSTRUCTION BUDGET. Prepare a Project Budget within fourteen (14) days of execution of this agreement for Owner's approval, which shall be consistent with the Construction Manager's May 18, 1995 quotation, as amended on May 30, 1995, on an overall basis, and update such Budget periodically for the Owner's approval. Advise the Owner if it appears that the Project Budget will not be met and make recommendations for corrective action.

                  2.1.4. COORDINATION OF CONTRACT DOCUMENTS. Prepare with Owner the Drawings and Specifications, recommending alternative solutions whenever design details affect construction feasibility or schedules.

                  2.1.5. CONSTRUCTION PLANNING. Recommend for purchase and expedite the procurement of long-lead items to ensure their delivery by the required dates.

                           2.1.5.1.  Make recommendations to the Owner regarding
the division of work in the Drawings and Specifications to facilitate the bidding and awarding of Trade Contracts, allowing for phase construction taking into consideration such factors as time performance, availability of labor, overlapping trade jurisdictions and provisions for temporary facilities.

                           2.1.5.2.  Review the Drawings and Specifications with
the Owner to eliminate areas of conflict and overlapping in the Work to be performed by the various Trade Contracts and prepare pre-qualification criteria for bidders.

                           2.1.5.3.  Develop Trade Contractor interest in the
Project and as working Drawings and Specifications are completed, take competitive bids of the Work from the various Trade Contractors. After analyzing the bids and aware contract pursuant to Article 4 below.

         2.2.     Construction Phase

                  2.2.1. PROJECT CONTROL. Monitor the work of the Trade Contractors and coordinate the Work with the activities and responsibilities of the Owner and to complete the Project in accordance with the Owner's objectives of cost, time and quality.

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                           2.2.1.1.  Maintain a competent full-time staff at the
Project site to coordinate and provide general direction of the Work and progress of the Trade Contractors on the Project.

     Without limiting the above, Construction Manager agrees, except in the event of death or disability:

               a. Luke Lai Khin Lee and Chua Shen Huat shall be on the construction site on all work days during the start up and through the completion of the major civil and structural phases;

               b. Luke Lai Khin Lee shall be present at the construction site through the balance of the project including, but not limited to, the electrical phase;

               c. Ng Boon Hock or Change Chin Sia shall be present at the construction site on all work days during the installation of the mechanical and electrical equipment;

               d. Felix Tee shall supervise the Project as required but at a minimum shall be on site at least every other week for sufficient time to assure that prudent decisions have been made concerning the construction and that materials and equipment have been ordered in sufficient time to assure that the Project is completed as contemplated by this agreement.

               In the event of death or disability of any of the aforementioned individuals, Construction Manager shall replace the individual at Construction Manager's expense with another qualified individual acceptable to Owner.

                           2.2.1.2.  Establish on-site organization and lines of
authority in order to carry out the overall plans of the Construction Team.

                           2.2.1.3.  Establish procedures for coordination with
the Owner and Trade Contractors with respect to all aspects of the Project and implement such procedures.

               Without limiting the above, Construction Manager shall hold weekly progress meetings concerning the status of the construction project, a comparison with the estimated construction Time Schedule and Construction Budget. Construction Manager shall prepare accurate minutes of such meetings which shall be promptly forwarded to Ronald Donati, Robert Snyder, Larry Jo and Richard Goh.


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                           2.2.1.4. Schedule and conduct progress meetings at
which Trade Contractors, owner and Construction Manager can discuss jointly such matters as procedures, progress, problems and scheduling.

                           2.2.1.5. Provide regular monitoring of the schedule
as construction progresses. Identify potential variances between scheduled and probable completion dates. Review schedule for Work not started or incomplete and recommend to the Owner and Trade Contractors adjustments in the schedule to meet the probable completion date. Provide summary reports of each monitoring and document all changes in schedule.

                           2.2.1.6. Determine the adequacy of the Trade
Contractors' personnel and equipment and the availability of materials and supplies to meet the schedule.

                          2.2.1.7. Pay strict attention to safety on the
Project for all workers and others visiting the site and will insure that safety helmets and apparel are worn by all workers and other persons visiting the site. Construction Manager shall instruct all employees and hold appropriate classes on safety.

                           2.2.2.1. PHYSICAL CONSTRUCTION.  Except as provided
in Article 2.2.2.2., provide all supervision, labor, materials, construction equipment, including, but not limited to, equipment, tools and subcontract items which are necessary for the completion of the Project which are not provided by either the Trade Contractors or the Owner. To the extent that the Construction Manager performs any Work with his own forces, he shall, with respect to such Work, perform in accordance with the Drawings and Specifications and in accordance with the procedure applicable to the Project.

                           2.2.2.2. The Project items which Construction Manager
is not required to provide are:

                      a.      Process vacuum system
                      b.      Epoxy floor coatings
                      c.      Ceco scrubber system

               The above items will be obtained and paid for directly by Owner and will not be considered Costs of the Project. Construction Manager shall, however, unless directed otherwise by Owner, supervise and direct the installation of such items. Owner shall pay Construction Manager a separate supervision fee equal to 2% of the Owner's cost of each system or equipment, the installation of which Construction Manager supervises.

                 2.2.3. COST CONTROL. Develop and monitor an effective system of Project cost control. Revise and refine the initially approved Project Construction Budget, incorporate approved changes as they occur and develop cash flow reports and forecasts as needed. Identify variances between actual and budgeted or estimated costs and advise

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Owner whenever projected cost exceeds budgets or estimates. All modifications to the Project construction Budget must be approved by Owner.

                           2.2.3.1. Maintain cost accounting records on
authorized Work performed. Afford the Owner access to these records and preserve them for a period of six (6) years after final payment.

                  2.2.4. CHANGE ORDERS. Develop and implement a system for the preparation, review and processing of Change Orders. Recommend necessary or desirable changes to the Owner, review requests for changes, submit recommendations to the Owner and assist in negotiating Change Orders. All Change Orders must be approved by Owner.

                  2.2.5. PAYMENTS TO TRADE CONTRACTORS. Develop and implement a procedure for the review, processing and payment of applications by Trade Contractors for progress and final payments, which procedure shall be satisfactory to Owner.

                  2.2.6. PERMITS AND FEES. Obtain all building permits and special permits for permanent improvements.

                  Without limiting the above, Construction Manager shall be responsible for obtaining all necessary permits, licenses and approvals in connection with the Project other than approval from the Division of Environment including, but not limited to, the following agencies:

                     a.     Sarawak State Government
                     b.     Local town council
                     c.     Fire department (BOMBA)
                     d.     Jabatan Kerja Raya/water boards
                     e.     State Economic Development Corporation (SEDCO)

                  Construction Manager shall insure that all work on the Project is done in conformity with such permits, licenses and approvals (and the approval of the Department of Environment) and all such work shall be done in compliance with all applicable laws, including local laws and ordinances of Kuching. The cost of obtaining all such approvals (other than from the Department of Environment) shall be considered a Cost of the Project within the meaning of Article 8, but not a Hard Construction Cost. Fees required by the licensing authorities shall be paid directly by Owner or Construction Manager, but if Owner pays the fees (other than for approval from the Department of Environment), the amount so paid shall be credited against the Cost of the Project at the time of final payment under Article 11.2. Notwithstanding anything to the contrary above stated, in the event any contributions, fees or levies shall be imposed by either SESCO, the Sarawak Water Board or Telekoms, such contributions, fees or levies shall be paid directly by the Owner and shall not be considered a Cost of the Project.


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                  2.2.7. OWNER'S CONSULTANTS. If required, assist the Owner in selecting and retaining professional services of a surveyor, testing laboratories and special consultants and coordinate these services, without assuming any responsibility or responsibility or liability of or for these consultants.

                  2.2.8. INSPECTION. Inspect the work of Trade Contractors for defects and deficiencies in the Work.

                         2.2.8.1. Review the safety programs of each of the
Trade Contractors and make appropriate recommendations. The performance of such services by the Construction Manager shall not relieve the Trade Contractors of their responsibilities for the safety of persons and property, and for compliance with laws, rules, regulations and orders applicable to the conduct of the Work.

                  2.2.9. Intentionally omitted.

                  2.2.10. REPORTS AND PROJECT SITE DOCUMENTS. Record the progress of the Project. Submit written progress reports to the Owner including information on the Trade Contractors' Work and the percentage of completion. Keep a daily log available to the Owner.

                          2.2.10.1. Maintain at the Project site, on a current
basis: records of all necessary Contracts, Drawings, Permits, Licenses and Approvals, samples, purchases, materials, equipment, maintenance and operating manuals and instructions, and other construction related documents, including all revisions. Obtain data from Trade Contractors and maintain a current set of record Drawings, Specifications and operating manuals. At the completion of the Project, deliver all such records to the Owner.

                  2.2.12. TRADE CONTRACTORS' SUPERVISION. Prepare for Trade Contractors' readiness and assist in their initial start-up and supervise and direct Trade Contractors' performance.

                  2.2.13. START-UP. With the Owner's maintenance personnel, direct the checkout of utilities, operations, systems and equipment for readiness and assist in their initial start-up and testing by the Trade Contractors.

                  2.2.14. FINAL COMPLETION. Provide written notice to the Owner that the Work is ready for final inspection. Secure and transmit to the Owner required guarantees, affidavits, releases, bonds and waivers. Turn over to the Owner all keys, manuals, record drawings and maintenance stocks.

                  2.2.15. PIPES: All process pipes shall be labeled every twenty (20) feet by the Construction Manager to identify the gases or fluids transported.

                  2.2.16. AS-BUILT PLANS: Upon completion of the Project, the Construction Manager shall deliver a complete set of as-built plans for the Project to the Owner.


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                  2.2.17. WARRANTY. Where any Work is performed by the
Construction Manager's own forces or by Trade Contractors under contract with the Construction Manager, the Construction Manager shall warrant that all materials and equipment included in such Work will be new, unless otherwise specified, and that such Work will be of good quality, free from improper workmanship and defective materials and in conformance with the Drawings and Specifications. With respect to the same Work, the Construction Manager further agrees to correct all work defective in material and workmanship for a period of one year from the Construction Completion Date, as defined below, or for such longer periods of time as may be set forth with respect to specific warranties contained in the trade sections of the Specifications. The Construction Manager shall collect and deliver to the Owner any specific written warranties given by others.

         2.3.     Additional Services.

                  2.3.1. At the request of the Owner the Construction Manager will provide the following additional services upon written agreement between the Owner and Construction Manager defining the extent of such additional services and the amount and manner in which the Construction Manager will be compensated for such additional services.

                  2.3.2. Services related to investigation, appraisals or valuations of existing conditions, facilities or equipment, or verifying the accuracy of existing drawings or other Owner-furnished information.

                  2.3.3. Services related to Owner-furnished equipment, furniture and furnishings which are not a part of this Agreement.

                  2.3.4. Obtaining or training maintenance personnel or negotiating maintenance service contracts.

         2.4. As a condition to Construction Manager's rights under this agreement and Owner's obligation to Construction Manager, Construction Manager shall obtain and provide to Owner two performance guarantees ("Performance Bonds") through a bank or insurance company operating in Malaysia which bank or insurance company is acceptable to Owner each in an amount equal to 5% of the Guaranteed Maximum Price. The cost of such bonds shall be borne by Construction Manager and shall not be considered a Hard Construction Cost within the meaning of Article 10. Owner shall permit the cancellation of one Performance Bond in an amount of not more than RM1,675,000 when Owner has recouped payment made under
Article 11.6. as provided in Article 11.1. The other Performance Bond shall remain effective through completion of the Project.

         2.5. All plans and equipment to be purchased for the Project must be approved in writing by Owner. Any changes to the building plans or types and brands of equipment already selected for the Project must also be approved.


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                                    ARTICLE 3

                            Owner's Responsibilities

         3.1. The Owner shall provide full information regarding his requirement for the Project.

         3.2. The Owner shall designate a representative who shall be fully acquainted with the Project and has authority to issue and approved Project Construction Budget, issue Change Orders, Equipment Purchases, render decisions within three (3) business days (excluding Saturdays and Sundays) of receipt of a written request by the Construction Manager and furnish information expeditiously by telephone facsimile.

         Owner has designated Larry Jo as its representative. However, all project construction budgets, change orders, equipment purchases and other decisions called for under this agreement must be approved by one of the following persons in addition to Larry Jo:

                  a.       Ronald Donati
                  b.       Robert Snyder
                  c.       Joe Brechel

         Owner reserves the right to change its representative for any reason whatsoever by giving notice to Construction Manager.

         3.3. Within three business days (excluding Saturdays and Sundays and American national holidays) of a party's receipt of any written request for information or a decision concerning the Project from the other party, the information or decision will be communicated to the requesting party by personal delivery or telephone facsimile.

         3.4. The Owner shall furnish soil reports for the site of the Project.

         3.5.     Intentionally omitted.

         3.6.     Intentionally omitted.

         3.7.     Intentionally omitted.

         3.8. The Owner shall provide insurance for the Project as provided in Article 12.4.

         3.9. The services, information, and reports required by Owner under the above paragraphs or otherwise to be furnished by other consultants employed by the Owner, shall be furnished with reasonable promptness at the Owner's expense and the

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                                     - 12 -


Construction Manager shall be entitled to rely upon the accuracy and completeness thereof.

         3.10. If the Owner becomes aware of any fault or defect in the Project or non-conformance with the Drawings and Specifications, he shall give prompt written notice thereof to the Construction Manager.

         3.11. The Owner shall communicate with the Trade Contractors only through or with the knowledge of the Construction Manager.

                                    ARTICLE 4

                                 Trade Contracts

         4.1. All portions of the Project that the Construction Manager does not perform with his own forces shall be performed under Trade Contracts. The Construction Manager shall request and receive proposals from Trade Contractors and award Trade Contracts. Trade Contractor's proposals will be submitted to Owner for review on Owner's request.

         4.2. If the Owner refuses to accept a Trade Contractor recommended by the Construction Manager, the Construction Manager shall recommend an acceptable substitute and the Guaranteed Maximum Price if applicable shall be increased or decreased by the difference in cost occasioned by such substitution and an appropriate Change Order shall be issued.

         4.3. Unless otherwise directed by the Owner, Trade Contracts will be between the Construction Manager and the Trade Contractors. Whether the Trade Contracts are with the Construction Manager or the Owner, the form of the Trade Contracts shall be prepared by Construction Manager, include the General and Supplementary Conditions, and shall be satisfactory to the Construction Manager.

         4.4. The Construction Manager shall be responsible to the Owner for the acts and omissions of his agents and employees, Trade Contractors performing Work under a contract with the Construction Manager and such Trade Contractor's agents and employees.

         4.5. No Trade Contract will be awarded and no Trade Contractor will be used if Owner objects in writing to the Trade Contract or the Trade Contractor.

                                    ARTICLE 5

                                    Schedule

         5.1. The services to provide under this Agreement shall be in general accordance with the Time Schedule mutually agreed upon by the parties in writing.


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                                     - 13-


         5.2.     Intentionally omitted.

         5.3. "Substantial Completion" of the Project occurs when construction is substantially completed in accordance with the Drawings and Specifications so the Owner can occupy and utilize the Project for its intended purpose and a temporary occupancy permit or appropriate letter of approval for occupancy from appropriate government authorities has been issued. In the Time Schedule, the date projected for Substantial completion shall be July 1, 1996, which shall be referred to as the "Construction Completion Date."

         5.4. If the Construction Manager is delayed at any time in the Progress of the Project by any act or neglect of the Owner or by any separate contractor employed by the Owner, or by changes ordered in the Project, the Construction Completion Date shall be extended by Change Order for a reasonable length of time, and the dates set forth in Article 10 (relative to Bonus) shall be extended accordingly, but no such extensions shall affect the dates set forth in Article 10 (relative to Bonus) by more than two weeks.

                                    ARTICLE 6

                            Guaranteed Maximum Price

         6.1. The Guaranteed Maximum Price (guaranteeing the maximum price to the Owner for the Cost of the Project and the Construction Manager's Fee) is RM33,500,000. Such Guaranteed Maximum Price will be subject to modification for Changes in the Project as provided in Article 9, and for additional reasonable costs directly arising from delays caused by the Owner. The Guaranteed Maximum Price is made up of the following: Hard Construction Cost - RM30,000,000.00, Soft Construction Cost - RM1,896,000.00, and Construction Manager's Fee - RM1,610,000.00 for a total of RM33,500,000.00.

         6.2. The Owner authorizes the Construction Manager to take all steps necessary, including arbitration or litigation, to assure that the Trade Contractors perform their contracts in accordance with their terms.

         6.3.     Intentionally omitted.

         6.4.     Intentionally omitted.

                                    ARTICLE 7

                           Construction Manager's Fee

         7.1. In consideration of the performance of this agreement, the Owner agrees to pay Construction Manager as compensation for services under this agreement, a Construction Manager's Fee equal to Ringgit Malaysian One Million Six Hundred and Ten Thousand Only (RM1,610,000.00).

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                                     - 14 -


         7.2. The Construction Manager's Fee shall be paid in accordance with the provisions of Article 11. The Construction Manager's Fee in relation to change orders approved by Owner and with respect to items of cost that are incurred if the Construction Manager is placed in charge of the reconstruction of any insured or uninsured loss (provided such uninsured loss does not arise from a breach of duty or warranty by Construction Manager) shall be five percent (5%) of the costs to be incurred resulting from the change orders. In the event of a change order resulting in savings, the Construction Manager's Fee shall be similarly reduced. The Construction Manager's Fee shall in the event of change orders being issued be calculated according to the following formula:
Construction Manager's Fee = RM1,610,000.00 +/- (5% x Value of Change Orders).

                                    ARTICLE 8

                               Cost of the Project

         8.1. The term Cost of the Project shall mean cost necessarily incurred in the Project during either the Design or Construction Phase, and paid by the Construction Manager other than as set forth in Article 7. Such costs are the Soft Construction Costs and the items set forth below in this Article, including all items of costs set forth under `A' and `B' in Construction Manager's quotation, dated May 30, 1995.

                  8.1.1. The Owner agrees to pay the Construction Manager for the Cost of the Project as defined in Article 8. Such payment shall be in addition to the Construction Manager's Fee stipulated in Article 7.

         8.2.     HARD CONSTRUCTION COSTS.

                  8.2.1. Wages paid for labor in the direct employ of the Construction Manager in the performance of this Work under applicable collective bargaining agreements, or under any salary or wage schedule, and including such welfare or other benefits, if any, as may be payable with respect thereto.

                  8.2.2. Salaries of the Construction Manager's employees when stationed at the field office, in whatever capacity employed, employees on the road in expediting the production or transportation of materials and equipment, and employees in the main or branch office performing the functions listed below.

                  8.2.3. Cost of all employee benefits and taxes for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Construction Manager and included in the Cost of the Project under Subparagraphs 8.2.1 and 8.2.2.

                  8.2.4. Reasonable transportation, traveling, moving and hotel expenses of the Construction Manager or of his officers or employees incurred in discharge of duties connected with the Project.

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                                     - 15-

                  8.2.5. Cost of all materials, supplies and equipment incorporated in the Project, including costs of transportation and storage thereof.

                  8.2.6. Payments made by the Construction Manager or Owner to Trade Contractors for their Work performed pursuant to contract under this Agreement. This provision shall not apply to Owners' installation of any of the items specifically excluded from the agreement under Article 2.2.2.2.

                  8.2.7. Cost, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workmen, which are employed or consumed in the performance of the Work, and cost less salvage value on such items used but not consumed which remain the property of the Construction Manager.

                  8.2.8. Rental charges of all necessary machinery and equipment, exclusive of hand tools, used at the site of the Project, whether rented from the Construction Manager or other, including installation, repairs and replacements, dismantling, removal, costs of lubrication, transportation and delivery costs thereof, at rental charges consistent with those prevailing in the area.

                  8.2.9.   Intentionally omitted.

                  8.2.10. Sales, use, gross receipts of similar taxes related to the Project imposed by any governmental authority, and for which the Construction Manager is liable. Notwithstanding anything to the contrary in this
Section 8.2.10, in the event any taxes, duties or levies are imposed on production or support materials and equipment for incorporation into the Project, Construction Manager shall use its best efforts to eliminate any such taxes, duties or levies and shall prepare all necessary documents for a protest of

                                           [PAGE 15 MISSING]

                  9.1.1. A Change Order is a written order to the Construction Manager signed by the Owner or his authorized agent issued after the execution of this Agreement, authorizing a change in the Project or the method or manner of performance and/or an adjustment in the Guaranteed Maximum Price, the Construction Manager's Fee or the Construction Completion Date. Each adjustment in the Guaranteed Maximum Price resulting from a Change Order shall clearly separate the amount attributable to the Cost of the Project and the Construction Manager's Fee.

                  9.1.2. The increase or decrease in the Guaranteed Maximum Price resulting form a Change in the Project shall be determined in one or more of the following ways:

                         a. by mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

                         b. by Cost as defined in Article 8 plus a percentage equal to the Construction Manager's Fee Percentage specified in Article 7.1; or

                         c.       by the method provided in subparagraph 9.1.3.

                  9.1.3. If none of the methods set forth in Clauses 9.1.2.a. through 9.1.2.c is agreed upon, the Construction Manager, provided he receives a written order signed by the Owner, shall promptly proceed with the Work involved. The cost of such Work shall then be determined on the basis of the reasonable expenditures and savings of those performing the Work attributed to the change, including, in the case of an increase in the Guaranteed Maximum Price, an increase in the Construction Manager's fee based upon the Construction Manager's fee Percentage or in the case of a decrease in the Guaranteed Maximum Price, a decrease in the Construction Manager's Fee based upon the Construction Manager's Fee Percentage. In such case, and also under Clause 9.1.2.c. and 9.1.2.d. above, the Construction Manager shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data of the increase in the Cost of the Project as outlined in
Article 8. When both additions and credits are involved in any one change, the increase or decrease in the Construction Manager's Fee shall be figured on the basis of net increase or net decrease, if any.

                  9.1.4. If unit prices are stated in the Agreement or subsequently agreed upon, and if the quantities originally contemplated are so changed in a proposed Change Order or as a result of several Change Orders that application of the agreed unit prices to the quantities of Work proposed will cause substantial inequity to the Owner or the Construction Manager the applicable unit prices and Guaranteed Maximum Price shall be equitably adjusted.

                  9.1.5.   Intentionally omitted.

         9.2.     CLAIMS FOR ADDITIONAL COST OR TIME.

                  9.2.1. If the Construction Manager wishes to make a claim or an increase in the Guaranteed Maximum Price, an increase in his fee, or extension in the Construction Completion Date, he shall give the Owner written notice thereof within a reasonable time after the occurrence of the event giving rise to such claim. This notice shall be given by the Construction manager before proceeding to execute any Work, except in an emergency endangering life or property in which case the Construction Manager shall act, at his discretion, to prevent threatened damage, injury or loss. Claims arising from delay shall be made within a reasonable time after the delay. No such claim shall be valid unless so made. If the Owner and the Construction Manager cannot agree on the amount of the adjustment in the Guaranteed Maximum Price, Construction Manager's Fee or Construction Completion Date it shall be determined pursuant to the provisions of Article 16. Failure of the Owner and the Construction manager to agree on any such adjustment shall not entitle the Construction manager to suspend or stop the performance of Work. Any change in the Guaranteed Maximum Price, Constructions Manager's Fee or Construction Completion Date resulting from such claim shall be authorized by Change Order.

         9.3.     MINOR CHANGES IN THE PROJECT.

                  9.3.1. Owner's representative, as designated under Article 3.2, will have authority to order minor Changes in the Project not involving an adjustment in the Guaranteed Maximum Price or an extension of the Construction Completion Date and not inconsistent with the intent of the Drawings and Specifications. Such Changes may be effected by written order and shall be binding on the Owner and the Construction Manager.

         9.4.     EMERGENCIES.

                  9.4.1. In any emergency affecting the safety of persons or property, the Construction Manager shall act, at his discretion, to prevent threatened damage, injury or loss. Any increase in the Guaranteed Maximum Price or extension of time claimed by the Construction Manager on account of emergency work shall be determined as provided in this Article.


                                   ARTICLE 10

                                     Bonuses

         10.1. COST BONUS. If the final total Hard Construction Costs of the Project is RM30,000,000 or less, than the difference between the total Hard Construct Cost of the Project and RM30,000,000 shall be shared and divided equally between Owner and Construction Manager. For example, if the total Hard Construction Cost of the Project is RM26,000,000, then Owner shall pay to Construction Manager a bonus of RM2,000,000. Any payment due under this Article shall be paid after Owner has been granted a final occupancy permit and all items contained on the punch list referred to in Article 11.2 have been completed to Owner's satisfaction. As used herein, Hard Construction Costs are the cost of labor, equipment, materials, and Trade Contracts, and the Construction Manager's Fee but are not Construction Manager's fixed costs, overhead, and the costs of insurance, Performance Bonds, permit approval costs or similar items, all of which Construction Manager has estimated to be in the amount of approximately RM1,890,000.

         10.2. TIMELINESS BONUS. Owner will pay Construction Manager a bonus equal to RM250,000 at the date of occupancy if there is no material breach of this Agreement and all of the following conditions are fully and timely met:

             a. The Project is completed so that Owner is able to commence installation of the automatic plating lines no later than April 1, 1996;

             b. The Project is completed so that Owner is able to commerce the installation of the waste treatment equipment no later than April 1, 1996; and

             c. Owner receives a temporary occupancy permit or an appropriate letter of approval for occupancy from appropriate governmental authorities no later than July 1, 1996.

                                   ARTICLE 11
                                   ----------

                      Payments to the Construction Manager

         11.1. Construction Manger shall submit to Owner in California by telephone facsimile, personal delivery, or Federal Express (or DHL) delivery, on a monthly basis, a statement showing in detail the amount of all bills for labor, material, subcontracts and other Costs of the Project for work completed during the previous calendar month with each item compared to the approved budget for such item. Owner (or a personal or entity designated by Owner which may be Owner's bank) shall within ten (10) days after receipt of such a progress statement certify that the work was actually performed in compliance with the approved plans and actually performed in compliance with the approved plans and specifications, the amounts charged were reasonable and the work and amount shown were within the budget for such items and consistent with the overall Project budget. If any cost claimed

                              [PAGE 19 MISSING]

The Owner may remit payment by wire transfer to an account designated by the Construction Manager.

         11.5. Payments due but unpaid shall bear interest at the rate the Owner is paying on his construction loan.

         11.6. Owner shall pay Construction Manager an amount equal to 10% of the Guaranteed Maximum Price when this agreement has been signed by both parties and the conditions in Section 13.3.3 have been met.

         11.7.    BONUS.  A Bonus will be paid in accordance with Article 10.2.


                                   ARTICLE 12
                                   ----------

                 Insurance, Indemnity and Waiver of Subrogation

         12.1.    INDEMNITY

                  12.1.1. The Construction Manager agrees to indemnify, hold harmless and defend Owner, its shareholders, and their respective officers, employees, directors, agents ("Indemnitees") from and against any and all liabilities, damages, actions, costs, losses, claims and expenses (including attorneys' fees) on account of personal injury, or death of any persons whomsoever or damage to or loss of real or personal property or profits arising out of or resulting, in whole or in part, from any act, omission, negligence, violation of law or ordinance by or attributable to the Construction Manager, any Trade Contractor or any of their employees or agents. Such indemnification shall apply unless and to the extent such damage or injury results from the sole negligence or willful misconduct of Owner, its employees or agents.

                  12.1.2. The Owner shall cause any other contractor who may have a contract with Owner to perform construction or installation work in the areas where Work will be performed under this agreement, to agree to indemnify the Owner and the Construction Manager and hold them harmless from all claims for bodily injury and property damage (other than property insured under Article 12.3.) that may arise from the contractor's operations. Such provisions shall be in a form satisfactory to the Owner.

         12.2.    CONSTRUCTION MANAGER'S LIABILITY INSURANCE

                  12.2.1. Without prejudice to the Construction Manager's liability to indemnify the Owner under subparagraph 12.1.1., the Construction Manager shall purchase a Workmen Compensation Policy and such other liability insurance as is satisfactory to Owner for the duration of the Project from a reputable insurance company acceptable to Owner. Construction Manger shall submit the insurance policies to Owner for Owner's approval.

                  12.2.2. The foregoing policies shall contain a provision that coverages afforded under the policies will not be cancelled or not renewed until at least sixty (60) days' prior written notice has been given to the Owner. Certificates of Insurance showing such coverages to be in force shall be filed with the Owner prior to commencement of the Work. The Owner may require copies of the insurance policies or inspect the originals thereof at any time during construction. All insurers for policies under this Article 12.2 shall be acceptable to the Owner with coverages acceptable to Owner.

         12.3.    OWNER'S LIABILITY INSURANCE.

                  12.3.1. The Owner may purchase and maintain his own liability insurance and, at his option, may purchase and maintain such insurance as will protect him against claims which may arise from operations under this Agreement. Such insurance shall be secondary to insurance carried by Construction Manager.

         12.4.    INSURANCE TO PROTECT PROJECT.

                  12.4.1. The Owner shall purchase and maintain property insurance upon the entire Project for the full cost of replacement as of the time of any loss. This insurance shall include as named insured only the Owner, and shall include "All risk" insurance for physical loss or damage with coverage acceptable to Owner. The Owner will increase limits of coverage, if necessary, to reflect estimated replacement cost. The Owner will be responsible for an co-insurance penalties or deductibles.

                  12.4.1.1. If the Owner finds it necessary to occupy or use a portion of the Project prior to Substantial Completion thereof, such occupancy shall not commerce prior to a time mutually agreed to by the Owner and Construction Manager and to which the insurance company or companies providing the property insurance have consented by endorsement to the policy or policies. This insurance shall not be cancelled or lapsed on account of such partial occupancy. Consent of the Construction Manager and of the insurance company or companies to such occupancy or use shall not be unreasonably withheld. It is contemplated that prior to Substantial Completion, Owner will be given access to the building to commerce or cause its contractors to commerce installation of equipment to be supplied by Owner. All policies provided shall permit such occupancy.

                  12.4.2. The Owner shall purchase and maintain such boiler and machinery insurance as may be required or necessary. This insurance shall include only the interests of the Owner.

                  12.4.3. Intentionally omitted.

                  12.4.4. Intentionally omitted.

         12.5.    PROPERTY INSURANCE LOSS ADJUSTMENT

                  12.5.1. Any insured loss shall be adjusted with the Owner and made payable to the Owner, subject to any applicable mortgages clause.

                  12.5.2.  Intentionally omitted.

         12.6.    ADDITIONAL INSURANCE PROVISIONS

                  12.6.1.  Intentionally omitted.

                  12.6.2.  Intentionally omitted.

                  12.6.3.  Intentionally omitted.

                  12.6.4. If the policies of insurance referred to in this
Article 12, require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be co-endorsed.

         12.7. Notwithstanding the provisions of Articles 12.2 or 12.4, Owner shall have the right to either require Construction Manager to obtain the liability insurance required under Section 12 or Owner may obtain such policies itself. If the Construction Manager fails to pay insurance or fails to renew the same, the Owner may pay such premiums or renew the insurance on behalf of the Construction Manager. If Owner obtains or renews such policies, then the cost of such insurance shall not be considered a Cost of the Project and the Guaranteed Maximum Price established under Article 6 shall be reduced by the sum of the cost of said insurance and by Construction Manager's Fee Percentage attributable thereto.

         12.8. Construction Manager will not do any act or permit or suffer any circumstances whereby the insurance referred to in Articles 12.2 and 12.4 may at any time become void or voidable and the Construction Manager shall at all times at its own expense comply with conditions of the policies and the requirements of the insurer so as to prevent the invalidation of those insurance or otherwise prejudice the rights of any insured. The Construction Manager hereby indemnifies the Owner against all or any losses, caused, and expenses arising out of the Construction Manager's default under this clause.

         12.9. Upon the happening of any loss, damage, injury, death or accident likely to give rise to a claim under insurance referred to in Articles
12.2 and 12.4, the Construction Manager shall immediately give notice thereof to the Owner stating the circumstances of the damages, injury, death or accident. Such notice shall be confirmed in writing by the Construction Manager as soon as possible. If any theft, vandalism, or malicious damages is suspected, the Construction Manager shall forthwith inform the appropriate law enforcement agencies. The Construction Manager shall comply in all respects with requirements for notice, reporting, detail, insurance claims, and any other item in accordance with the policies. In addition, the Construction Manager shall at all times fully cooperate with the Owner in pursuing recovery of any claims under the insurances referred to in Articles 12.2 and 12.4, including the provisions of report, information and other matters as may be required by the Owner from time to time.

         12.10. The Owner shall have the power to negotiate settlement and to effect compromise in respect of any claims against insurers under the insurances referred to in Article 12.4 and the Owner shall not be liable for any loss to the Construction Manager or any other insured occasioned thereby. Notwithstanding the above, the Owner may direct the Construction Manager to claim, negotiate and settle whether in part or in whole, any claim against insurers under insurances referred to in Articles 12.2 and 12.4.

                                   ARTICLE 13
                                   ----------

                 Termination of the Agreement and Owner's Right
                  to Perform Construction Manager's Obligations

         13.1.    Termination by the Construction Manager.

                  13.1.1. If the Project, in whole or substantial part, is stopped for a period of thirty days under an order of any court or other public authority having jurisdiction, or as a result of an act of government, such as a declaration of a national emergency making materials unavailable, through no act or guilt of the Construction Manager, or if the Project should be stopped for a period of thirty days by the Construction Manager for the Owner's failure to make an undisputed payment thereon, then the construction Manager may, upon seven days' written notice to the Owner terminate this Agreement and recover from the Owner payment for all completed Work executed, the Construction Manager's Fee earned to date, any proven loss sustained upon any materials, equipment, tools, construction equipment and machinery, cancellation charges on existing obligations of the Construction Manager, and a reasonable profit.

         13.2. OWNER'S RIGHT TO PERFORM CONSTRUCTION MANAGER'S OBLIGATION AND TERMINATION BY THE OWNER FOR CAUSE.

                  13.2.1. If the Construction Manager fails to perform any of his obligations under this Agreement including any obligation he assumes to perform Work with his own forces, the Owner may, after seven days' written notice during which period the Construction Manager fails to perform such obligation, make good such deficiencies. The Guaranteed Maximum Price, if any, shall be reduced by the cost of the Owner of making good such deficiencies plus the Construction Manager's fee attributable thereto.

                  13.2.2. If the Construction Manager is adjusted bankrupt, or if he makes a general assignment for the benefit of his creditors, or if a receiver is appointed on account of his insolvency, or if he refuses to or fails, to a material extent, except in cases for which extension of time is provided, to supply enough properly skilled workmen or proper materials or fails to timely complete construction in accordance with the Time Schedule agreed upon by the parties or if he fails to make proper payment to Trade Contractors or for materials or labor, or materially or intentionally disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction, or otherwise is guilty of a substantial violation of a provision of the Agreement then the Owner may, without prejudice to any right or remedy and after giving the Construction Manager and his surety, if any, seven days' written notice, during which period the Construction Manager fails to cure the violation, terminate the employment of the Construction Manager and take possession of the site and of all materials, equipment, tools, construction equipment, plans, records and machinery thereon owned by the Construction Manager and may finish the Project by whatever reasonable method he may deem expedient. In such case, the Construction Manager shall not be entitled to receive any further payment until the Project is finished nor shall he be relieved from his obligations assumed under this Agreement.

                  13.3.1. If the Owner terminates this Agreement other than pursuant to Article 13.2.2. or Article 13.3.2. he shall reimburse the Construction Manager for any unpaid Cost of the Project due to him under Article 8, plus (1) the unpaid balance of the Fee computed upon the Cost of the Project to the date of termination at the rate of the percentage named in Article 7.2.1. The Owner shall also pay to the Construction Manager fair compensation either by purchase or rental at the election of the Owner, for any equipment retained. In case of such termination of the Agreement, the Owner shall further assume and become liable for obligations, commitments and unsettled claims that the Construction Manager has previously undertaken or incurred in good faith in connection with said Project which benefit the Project. The Construction Manager shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of his contractual rights, as the Owner may require for the purpose of fully vesting in him the rights and benefits of the Construction Manager under such obligation or commitments.

                  13.3.2. After the completion of the Design Phase, if the final cost estimates make the Project no longer feasible from the standpoint of the Owner, the Owner may terminate this Agreement and pay the Construction Manager his Fee in accordance with subparagraph 7.1.1. plus any Costs of the Project incurred pursuant to Article 9 and the Construction Manager's Fee attributable thereto.

                  13.3.3. Owner may cancel this agreement and shall have no liability to Construction Manager if:

                    a. Owner does not obtain a permit to proceed with the construction by the Department of Environment; or

                    b. Owner does not receive financing to construct the Project satisfactory to Owner; or

                    c. Construction Manager fails to obtain the performance bonds or any insurance required by this agreement; or

                    d. Construction Manager and Owner fail to agree in writing on the Time Schedule for construction, Construction Budget and final Drawings and Specifications by July 31, 1995.

          Notwithstanding the foregoing, if the Owner cancels this agreement under Section 13.3.3.b., the Owner shall reimburse the Construction Manager for all its expenses incurred to the date of such cancellation.

         13.4. OTHER REMEDIES: Nothing in this Article shall be construed as a limitation on any remedies available at law, including damages, to either party, for breach of this agreement by the Construction Manager or Owner, including any failure of the Construction Manager to comply with the Time Schedule (including the Construction Completion Date), Construction Budget, and final Drawings and Specifications.

         13.5. DELAY DAMAGES: If Substantial Completion of the Project is delayed beyond the Construction Completion Date, as agreed by the Owner and the Construction Manager in the Time Schedule, the parties agree that the Owner would suffer damages and Construction Manager shall therefore pay to the Owner the sum of RINGGIT MALAYSIA EIGHT THOUSAND (RM8,000.000) per day for each calendar day during which Substantial Completion Date as agreed by Owner and the Contractor in the Time Schedule.

                                   ARTICLE 14
                                   ----------

                          Assignment and Governing Law

         14.1. Neither the Owner nor the Construction Manager shall assign his interest in this Agreement without the written consent of the other except as to the assignment of proceeds.

         14.2. This Agreement shall be governed by the laws of the place where the Project is located.


                                   ARTICLE 15
                                   ----------

                            Miscellaneous Provisions

         15.1.    Intentionally omitted.

                                   ARTICLE 16
                                   ----------

                                   Arbitration

         16.1. Any dispute, controversy or claim arising out of or relating to this contract or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this contract. If the parties are unable to agree upon an arbitrator or if for any reason an appointing authority is necessary, the appointing authority shall be the director of the Regional Center for Arbitration in Kuala Lampur. At the request of either party, the case shall be administered by the director of the Regional Center for Arbitration in Kuala Lampur in accordance with its Procedure for cases under the UNCITRAL Arbitration Rules.

         The language to be used in the arbitral proceedings shall be English.

         Unless the parties agree otherwise, the place of arbitration shall be Kuala Lampur and there shall be only one arbitrator and he shall be a citizen of Singapore.

         16.2. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         16.3. The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         16.4. Unless otherwise agreed in writing, the Construction Manager shall carry on the Work and maintain the Contract Completion Date during any arbitration proceedings, and the Owner shall continue to make payments in accordance with this Agreement.

         16.5. All claims which are related to or dependent upon each other, shall be heard by the same arbitrator or arbitrators even though the parties are not the same unless a specific contract prohibits such consolidation.

         This Agreement executed the day and year first written above.

                                       OWNER:

                                       ZYCON CORPORATION SDW. BHD

                                       By:  /s/ Ronald H. Donati - President
                                            --------------------------------
                                            Name:
                                            Title:


                                       CONSTRUCTION MANAGER:

                                       HITI ENGINEERING (M) SDW.BHD

                                       By:  /s/ Felix Tee Yee Loh
                                            --------------------------------
                                            Name:
                                            Title: